As Filed with the Securities and Exchange Commission on September 20, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BUILDERS FIRSTSOURCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-2084569
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or organization)
2001 Bryan Street Suite 1600
Dallas, Texas 75201
(214) 880-3500
(Address, including zip code, and telephone number
of registrant’s principal executive offices)

BUILDERS FIRSTSOURCE, INC. 2005 EQUITY INCENTIVE PLAN
BUILDERS FIRSTSOURCE, INC. 1998 STOCK INCENTIVE PLAN
OPTION AGREEMENT, DATED JUNE 11, 1999, BETWEEN THE COMPANY AND
LOCKWOOD HOLMES
OPTION AGREEMENT, DATED DECEMBER 30, 1998, BETWEEN THE COMPANY AND
GIFFORD SHAW
OPTION AGREEMENT, DATED FEBRUARY 9, 1999, BETWEEN THE COMPANY AND
GIFFORD SHAW
(Full titles of the plans)

Donald F. McAleenan, Esq.
Senior Vice President and General Counsel
BUILDERS FIRSTSOURCE, INC.
2001 Bryan Street Suite 1600
Dallas, Texas 75201
(Name and address of agent for service)
(214) 880-3500
(Telephone number, including area code, of agent for service)
It is respectfully requested that the Commission also send copies of all notices, orders and communications to:
Robert B. Pincus, Esq.
Allison L. Amorison, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
Wilmington, Delaware 19801
(302) 651-3000
CALCULATION OF REGISTRATION FEE

Title of Securities		Proposed Maximum		Proposed Maximum
To Be	Amount To Be	Offering Price Per		Aggregate Offering	Amount of
Registered	Registered (1)	Share		Price	Registration Fee
Common stock, par value $.01 per share (the “Common Stock”) for:
Builders FirstSource, Inc. 2005 Equity Incentive Plan	2,113,250 shares (2)	$20.65	(3)	$43,638,613	$5,136.26
Builders FirstSource, Inc. 2005 Equity Incentive Plan	83,000 shares (2)	$17.90	(3)	$1,485,700	$174.87
Builders FirstSource, Inc. 1998 Stock Incentive Plan	4,311,746 shares (4)	$3.11	(5)	$13,428,614	$1,580.54
Holmes Option Agreement	100,000 shares (6)	$3.15	(7)	$315,000	$37.08
Shaw Option Agreements	12,477(8)	$2.75	(9)	$34,287	$4.04
Total	6,620,473 shares	—		$58,902,214	$6,932.79

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers any additional shares of the common stock, par value $.01 per share (the “Common Stock”), of Builders FirstSource, Inc., a Delaware corporation (the “Company”) as may become issuable pursuant to the anti-dilution provisions of the Company’s plans or agreements herein described.
(2)	Represents an aggregate of 2,196,250 shares of Common Stock to be issued pursuant to the exercise and/or vesting of awards to employees under the Builders FirstSource, Inc. 2005 Equity Incentive Plan.
(3)	Pursuant to Rule 457(h) and (c) under the Securities Act the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee are based on the weighted average exercise price at which outstanding options may be exercised (with respect to the 83,000 shares of Common Stock underlying options granted) and the average of the high and low prices of the Common Stock of the Company on September 14, 2005 on the NASDAQ National Market (with respect to the 2,113,250 shares remaining in the plan that are not subject to outstanding awards).
(4)	Represents 4,311,746 shares of Common Stock to be issued pursuant to the exercise of awards to employees under the Builders FirstSource, Inc. 1998 Stock Incentive Plan.
(5)	Computed in accordance with Rule 457(h) of the Securities Act. The offering price per share of $3.11 represents the weighted average exercise price per share for awards under the Builders FirstSource, Inc. 1998 Stock Incentive Plan.
(6)	Represents 100,000 shares of Common Stock to be issued pursuant to the exercise of certain options granted to Mr. Lockwood Holmes pursuant to that certain Nonqualified Stock Option Agreement dated June 11, 1999.
(7)	Computed in accordance with Rule 457(h) of the Securities Act. The offering price per share of $3.15 represents the weighted average exercise price per share for options granted to Mr. Holmes.
(8)	Represents 12,477 shares of Common Stock to be issued pursuant to the exercise of certain options granted to Mr. Gifford Shaw as part of a) that certain Nonqualified Stock Option agreement between the Company and Mr. Shaw, dated December 30, 1998 and b) that certain Nonqualified Stock Option Agreement between the Company and Mr. Shaw, dated February 9, 1999.
(9)	Computed in accordance with Rule 457(h) of the Securities Act. The offering price per share of $2.75 represents the weighted average exercise price per share for options granted to Mr. Shaw.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
     (a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. The Part I Information is not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the note to Part I of Form S-8.
     (b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Don McAleenan, the Company’s Corporate Secretary, at the address and telephone number on the cover of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:
(a)	the Company’s prospectus filed with the Commission on June 22, 2005 pursuant to Rule 424(b) under the Securities Act and forming a part of the Company’s Registration Statement on Form S-1 (Registration No. 333-122788), which prospectus contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

(b)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004; and

(c)	the description of the Company’s Common Stock which is contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 14, 2005 (File No. 333-122788) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents filed or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as directors or officers, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue, or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by the stockholders, disinterested directors or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.
     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.
     Our amended and restated certificate of incorporation and amended and restated by-laws provide that we shall indemnify our directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to us or our stockholders for any breach of fiduciary duty, except to the extent provided by applicable law. We have entered into indemnification agreements with our directors. The indemnification agreements provide indemnification to our directors under certain circumstances for acts or omissions that may not be covered by directors’ and officers’ liability insurance and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. We currently maintain liability insurance for our directors and officers.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The exhibits listed in the Exhibit Index, which is incorporated herein by reference, are filed as part of this Registration Statement.
Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;
        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(signatures on following page)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 20th day of September, 2005.

Date: September 20, 2005	BUILDERS FIRSTSOURCE, INC.

	By:	/s/ FLOYD F. SHERMAN

Name: Floyd F. Sherman
Title: President and Chief
Executive Officer
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below authorizes Donald F. McAleenan as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission, in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Name	Title	Date
/s/ FLOYD F. SHERMAN Floyd F. Sherman	President, Chief Executive Officer, and Director (Principal Executive Officer and Director)	September 20, 2005

/s/ CHARLES L. HORN Charles L. Horn	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	September 20, 2005

/s/ M. CHAD CROW	Vice President — Finance and	September 20, 2005

Name	Title	Date
M. Chad Crow	Controller (Principal Accounting Officer)

/s/ PAUL S. LEVY	Chairman and Director	September 20, 2005

Paul S. Levy

/s/ ALEXANDER R. CASTALDI	Director	September 20, 2005

Alexander R. Castaldi

/s/ CLEVELAND A. CHRISTOPHE	Director	September 20, 2005

Cleveland A. Christophe

/s/ RAMSEY A. FRANK	Director	September 20, 2005

Ramsey A. Frank

/s/ ROBERT C. GRIFFIN	Director	September 20, 2005

Robert C. Griffin

/s/ BRETT N. MILGRIM	Director	September 20, 2005

Brett N. Milgrim

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of Builders FirstSource, Inc. (incorporated herein by reference to Exhibit 3.1 to Amendment No. 4 to the Registration Statement of the Company on Form S-1, filed with the Securities and Exchange Commission on June 6, 2005, Registration No. 333-122788).

4.2	Amended and Restated By-Laws of Builders FirstSource, Inc. (incorporated herein by reference to Exhibit 3.2 to Amendment No. 1 to the Registration Statement of the Company on Form S-1, filed with the Securities and Exchange Commission on April 27, 2005, Registration No. 333-122788).

4.3	Specimen Certificate of the Company’s Common Stock, par value $0.01 per share (incorporated herein by reference to Exhibit 4.2 to Amendment No. 3 to the Registration Statement of the Company on Form S-1, filed with the Securities and Exchange Commission on May 26, 2005, Registration No. 333-122788).

4.4	Second Amended and Restated Stockholders Agreement, dated as of June 2, 2005, among JLL Building Products, LLC, Builders FirstSource, Inc., Floyd F. Sherman, Charles L. Horn, Kevin P. O’Meara, and Donald F. McAleenan (incorporated herein by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the Securities and Exchange Commission on August 4, 2005, File Number 0-51357).

4.5	Registration Rights Agreement, dated as of February 11, 2005, among Builders FirstSource, Inc., the Guarantors named therein, and UBS Securities LLC and Deutsche Bank Securities Inc. (incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to the Registration Statement of the Company on Form S-1, filed with the Securities and Exchange Commission on April 27, 2005, File Number 333-122788).

4.6	Stockholders Agreement, dated as of June 11, 1999, among Stonegate Resources Holdings, LLC, BSL Holdings, Inc., Holmes Lumber Company, and Lockwood Holmes (incorporated herein by reference to Exhibit 4.5 to Amendment No. 2 to the Registration Statement of the Company on Form S-1, filed with the Securities and Exchange Commission on April 27, 2005, File Number 333-122788).

4.7	Stock Purchase Agreement, dated as of March 3, 2000, among Stonegate Resources Holdings, LLC, Builders FirstSource, Inc., and William A. Schwartz (incorporated herein by reference to Exhibit 4.6 to Amendment No. 2 to the Registration Statement of

the Company on Form S-1, filed with the Securities and Exchange Commission on April 27, 2005, File Number 333-122788).

4.8	Indenture, dated as of February 11, 2005, among Builders FirstSource, Inc., the Subsidiary Guarantors thereto, and Wilmington Trust Company, as Trustee (incorporated herein by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement of the Company on Form S-1, filed with the Securities and Exchange Commission on April 27, 2005, File Number 333-122788).

4.9*	Nonqualified Stock Option Agreement between the Company and Lockwood Holmes, dated as of June 11, 1999.*

4.10*	Nonqualified Stock Option Agreement between the Company and Gifford Shaw, dated as of December 30, 1998.*

4.11*	Nonqualified Stock Option Agreement between the Company and Gifford Shaw, dated as of February 9, 1999.*

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities being registered.*

23.1*	Consent of PricewaterhouseCoopers LLP.*

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinion filed as Exhibit 5.1 hereto).*

24.1*	Power of Attorney (included on signature page)*

*	Filed herewith.